Exhibit 99.1

Synergy Pharmaceuticals Presents New In Vitro Data Showing the pH-Dependent Activity of Plecanatide Replicates That of Naturally Occurring GI Peptide Uroguanylin

NEW YORK—(BUSINESS WIRE)—

Synergy Pharmaceuticals Inc. (SGYP) today presented new in vitro data at Digestive Disease Week (DDW) showing plecanatide, an investigational compound being evaluated for chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C), replicated the pH-dependent activity of the body’s naturally occurring gastrointestinal (GI) peptide — uroguanylin. Uroguanylin plays an important role in supporting regular bowel function through its activation of the intestinal guanylate cyclase C (GC-C) receptor.

In vitro data presented today at DDW show that plecanatide, like uroguanylin, activates the GC-C receptor in a pH-dependent manner, and this may contribute to more frequent, well-formed bowel movements. While the under-secretion of fluid can cause constipation, the over-secretion of fluid can result in diarrhea. The balance of fluid secretion in the gut is normally achieved by a controlled — and pH-dependent — activation of the GC-C receptor by uroguanylin.

“A need still exists for additional safe and convenient therapeutic options,” said Kunwar Shailubhai, PhD, MBA, Chief Scientific Officer of Synergy Pharmaceuticals. “We designed plecanatide to act in the same pH-dependent manner as uroguanylin because we believe that this characteristic is an important natural attribute for controlling fluid balance in the gut and promoting regular bowel function.”

Earlier this week at DDW, Synergy presented phase 3 clinical data from two trials that evaluated the efficacy and safety of plecanatide treatment in patients with CIC. In both trials, plecanatide significantly improved chronic constipation and abdominal symptoms, such as straining and bloating, and plecanatide-treated patients showed significant improvement in stool consistency, constipation severity and treatment satisfaction scores compared to placebo. Most adverse events were mild to moderate in severity; the most common adverse event was diarrhea (5.9% in 3 mg and 5.7% in 6 mg dose groups compared to 1.3% in the placebo group for Study-00 and 3.2% in 3 mg and 4.5% in 6 mg dose groups compared to 1.3% in the placebo group in Study-03).

About Chronic Idiopathic Constipation (CIC)

CIC affects 14 percent of the population in North America, disproportionately impacting women and older adults. People with CIC have persistent symptoms of difficult and infrequent bowel movements. CIC can severely impact people’s daily lives, increasing stress levels and anxiety.

About Plecanatide

Plecanatide is currently being evaluated for use as a once-daily tablet for two functional gastrointestinal (GI) disorders, CIC and irritable bowel syndrome with constipation (IBS-C). Plecanatide is a peptide made up of 16 amino acids. It is structurally similar to uroguanylin with the exception of a single amino acid change. Plecanatide is the first investigational drug designed to replicate the function of uroguanylin, a naturally occurring human GI peptide, by working locally in the upper GI tract to stimulate digestive fluid movement and support regular bowel function. In 2015, Synergy announced positive phase 3 data with plecanatide in two pivotal CIC clinical trials and on January 29, 2016, the company submitted its first new drug application (NDA) for plecanatide in CIC. If approved, Synergy plans to launch plecanatide with the CIC indication in the first quarter of 2017. Synergy presently has two ongoing phase 3 clinical trials with plecanatide in IBS-C and intends to file a second NDA in IBS-C by the end of this year.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts around uroguanylin analogs for the treatment of functional GI disorders and inflammatory bowel disease. Synergy’s proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

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Contact:

Synergy Pharmaceuticals
Gem Hopkins, 212-584-7610
Vice President, Investor Relations and Corporate Communications
ghopkins@synergypharma.com